Exhibit 99.1

FDA 515i RECLASSIFICATION PANEL RECOMMENDS CLASS III STATUS FOR TEMPORARY

VENTRICULAR SUPPORT DEVICES IN THE NON-ROLLER

TYPE CARDIOPULMONARY BYPASS BLOOD PUMPS CATEGORY

DANVERS, Mass. — December 6, 2012 – Abiomed, Inc. (NASDAQ: ABMD), a leading provider of breakthrough heart support technologies, today announced that the U.S. Food and Drug Administration’s (FDA) Circulatory System Devices Panel voted to retain Class III status for the temporary ventricular support devices within the non-roller type cardiopulmonary bypass blood pumps category, which includes Impella®. The 515i Reclassification Panel’s confirmation of this category of device as Class III devices is consistent with both the current Class III classification for these device types and as recommended in the FDA’s briefing documents, released on December 3, 2012.

“We would like to thank the 515i Panel and FDA for their time and consideration, as well as Dr. Jeffrey Popma of Beth Israel Deaconess Medical Center and Dr. William O’Neill of Henry Ford Hospital, who highlighted the compelling body of clinical evidence supporting Impella, including the PROTECT II data set,” said Michael R. Minogue, President, Chairman and Chief Executive Officer, Abiomed. “We look forward to collaborating with the FDA on next steps and agree with the 515i Panel’s feedback that our existing data, combined with our U.S. registry, position us to work with the FDA to submit a PMA application. We welcome the opportunity for a PMA to strengthen our existing marketing clearances and expand the indications for Impella patients.”

The FDA’s 515i program is designed to review all previously 510(k) cleared Class III devices and determine the appropriate controls to ensure safety and effectiveness for the intended use of these product categories. The classification of Impella as a Class III device requires Pre-Market Approval (PMA) controls (versus prior 510(k) Class III special controls) to ensure safety and effectiveness in the intended use. As per the 515i Reclassification Process and confirmed by the FDA Panel, products will remain on the market for a sufficient period to allow for manufacturers to submit and the FDA to review Pre-Market Approval applications.

As per the statues of the 515i program, there is no change to the current 510(k) clearance for Impella throughout the remaining steps of the reclassification process for Non-Roller Type Cardiopulmonary Bypass Pumps. Following yesterday’s Panel recommendation, the next steps in the 515i process include FDA issuance of a Proposed Final Order, followed by a period of public comment, FDA issuance of a Final Order, and then submission of Pre-Market Approval applications by manufacturers with devices in the category. Throughout this series of reclassification steps, Abiomed will continue to market the Impella family of heart pumps and looks forward to working with FDA to submit the necessary clinical data under the PMA application process.

Abiomed will host a conference call on Wednesday, December 12, 2012 at 1:00 p.m. ET to discuss the 515i Reclassification Panel in further detail. To listen to the call live, please tune into the webcast via http://investor.abiomed.com or dial (855) 212-2361; the international number is (678) 809-1538. A replay of this conference call will be available beginning at 4:00 p.m. ET on December 12, 2012 through 11:59 p.m. ET on December 19, 2012. The replay phone number is (855) 859-2056; the international number is (404) 537-3406. The replay access code is 79263798.

ABOUT ABIOMED

Based in Danvers, Massachusetts, Abiomed, Inc., is a leading provider of medical devices that provide circulatory support. Our products are designed to enable the heart to rest by improving blood flow and/or performing the pumping of the heart. For additional information please visit: www.abiomed.com

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements, including statements regarding expected patient outcomes, development of Abiomed’s existing and new products, the Company’s progress toward commercial growth, and future opportunities and expected regulatory approvals. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, including anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing, and other risks and challenges detailed in the Company’s filings with the Securities and Exchange Commission, including the Annual Report filed on Form 10-K and most recently filed Quarterly Report on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.

For further information please contact:

Susie Lisa, CFA

Senior Director, Investor Relations and Corporate Development

978-646-1590

slisa@abiomed.com

Aimee Genzler

Corporate Communications Manager

978-646-1553

ir@abiomed.com